Boxlight Reports Second Quarter 2025 Financial Results
Revenue Increases by 37.6% Sequentially
Duluth, GA – Business Wire – August 13, 2025 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the second quarter ended June 30, 2025.
Financial and Operational Highlights:
•Revenue was $30.9 million for the quarter, a decrease of 19.9% from the prior year quarter
•On a sequential quarter basis, total revenues increased 37.6% from Q1 2025
•Gross profit margin in Q2 2025 decreased to 35.0% from 37.7% from the prior year quarter
•Net loss was $4.7 million, compared to net loss of $1.5 million in the prior year quarter
•Net loss per basic and diluted common share was $1.53, compared to $0.92 net loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA, a non-GAAP measure, decreased by $2.4 million to $1.3 million from the prior year quarter
•Boxlight launched CL Totem in North America, providing modern, freestanding digital signage built for high-traffic environments
•Boxlight marked its 40th anniversary at ISTELive 25 and ASCD Annual 25 June 29-July 2
•Ended the quarter with $7.6 million in cash and a $0.5 million working capital deficit

Management Commentary
“We increased revenue by nearly 38% in Q2 vs Q1, suggesting an improvement in industry demand and giving management optimism for the future,” commented Dale Strang, Boxlight’s Chief Executive Officer. “Our market outlook supports a return to overall growth in 2026, despite the headwinds created by external factors such as evolving trade dynamics and disruption in government funding. Our customers’ commitment to modern interactive technology and enhanced communications and safety solutions is stronger than ever, leading to numerous opportunities for product upgrades, replacements and refreshes. While the timing for these upgrades can change, we are pleased to have recently been awarded multiple IFPD opportunities, creating increased optimism in a market refresh for classroom communications and digital signage.”

“Boxlight maintained positive Adjusted EBITDA despite the revenue headwinds, demonstrating the progress we have made to streamline our cost structure and enable a sustainable business model in these challenging times,” added Mr. Strang. “We were able to maintain relatively stable gross margins despite industry-wide, external downward pressure, speaking to the value our solutions provide. In addition, we are continuing to focus on increased operating efficiencies throughout our organization.”

Financial Results for the Three Months Ended June 30, 2025 (Q2 2025) vs. the Three Months Ended June 30, 2024 (Q2 2024)
Total revenues for Q2 2025 were $30.9 million as compared to $38.5 million for Q2 2024, resulting in a 19.9% decrease. The decrease in revenues was primarily due to lower sales volume across all markets. On a sequential quarter basis, total revenues increased 37.6% from the three months ended March 31, 2025, which management believes is an encouraging sign.
Cost of revenues for Q2 2025 were $20.1 million as compared to $24.0 million for Q2 2024, resulting in a 16.4% decrease. The decrease in cost of revenues was attributable to the decrease in units sold.
Gross profit for Q2 2025 was $10.8 million as compared to $14.5 million for Q2 2024, resulting in a decrease of 25.7%. Gross profit margin was 35.0% for Q2 2025 and 37.7% for Q2 2024. The decrease in gross profit margin was primarily related to the difference in product mix offset by increases in pricing pressure within the industry compared to the prior year quarter.

Total operating expenses for Q2 2025 were $14.7 million, accounting for 47.7% of revenues, as compared to $13.3 million and 34.5% of revenues for Q2 2024. The increase in general and administrative expenses for Q2 2025 was primarily due to increase in professional fees of $0.7 million, depreciation and amortization of $0.6 million and other costs of $1.1 million, partially offset by a decrease in employee-related expenses of $1.4 million.
Other expense, net for Q2 2025 was $0.5 million as compared to $2.8 million for Q2 2024, representing a decrease of $2.3 million. Other expense consists primarily of interest expense on our term loan, foreign currency translation, and the change in fair value of common warrants compared to the prior year quarter. The decrease in other expense in the current period relates primarily to the positive impacts of foreign currency translation.
Net loss was $4.7 million for Q2 2025 and was $1.5 million for Q2 2024.
The net loss attributable to common shareholders was $5.0 million for Q2 2025 and was $1.8 million for Q2 2024. Net loss attributable to common shareholders is net loss after deducting fixed dividends related to the Series B preferred shareholders of $0.3 million in both periods.
Total comprehensive loss was $4.6 million for Q2 2025 and $1.5 million for Q2 2024. The change reflects the effect of foreign currency translation adjustments on consolidation, with the net effect of a $0.2 million gain for Q2 2025 and a $0.05 million loss for Q2 2024.
Basic and diluted EPS for Q2 2025 was $(1.53). Basic and diluted EPS for Q2 2024 was $(0.92).
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization, a non-GAAP financial measure) for Q2 2025 was $0.7 million, as compared to $3.0 million EBITDA for Q2 2024. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
Adjusted EBITDA for Q2 2025 was $1.3 million, as compared to $3.7 million for Q2 2024. Adjustments to EBITDA included stock-based compensation expense, gains/losses from the remeasurement of derivative liabilities, and the effects of purchase accounting adjustments in connection with prior period acquisitions. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
At June 30, 2025, Boxlight had $7.6 million in cash and cash equivalents, $(0.5) million in working capital (due to the inclusion of the term loan in current liabilities), $28.2 million in inventory, $99.2 million in total assets, $39.0 million in debt, net of debt issuance costs, $(20.6) million in stockholders’ deficit, 2.6 million common shares issued and outstanding, and 3.1 million preferred shares issued and outstanding.
Financial Results for the Six Months Ended June 30, 2025 (H1 2025) vs. Six Months Ended June 30, 2024 (H1 2024)
Total revenues were $53.3 million as compared to $75.6 million for H1 2024, resulting in a 29.5% decrease. The decrease in revenues was primarily due to lower sales volume across all markets primarily resulting from lower global demand for interactive flat panel displays as well as competitive industry pricing.
Cost of revenues were $34.4 million as compared to $48.3 million for H1 2024, resulting in a 28.6% decrease. The decrease in cost of revenues was attributable to the decrease in units sold.
Gross profit was $18.8 million for H1 2025 compared to $27.3 million for H1 2024, a decrease of 31.1%. Gross profit margin was 35.4% for H1 2025 and 36.2% for H1 2024. The decrease in gross profit margin is primarily related to the difference in product mix, partially offset by increases in pricing pressure within the Interactive Flat Panel Display market compared to the prior year quarter.
Total operating expenses were $25.7 million for H1 2025, accounting for 48.2% of revenues, as compared to $29.7 million and 39.3% of revenues for H1 2024. The decrease in total operating expenses for the current year period was due to ongoing initiatives to reduce operating expenses across all cost groups, with the largest declines in employee-related expenses of $3.9 million.
Other expense, net, was $1.0 million for H1 2025 as compared to $5.4 million for H1 2024, representing a decrease of $4.4 million. Other expense consists primarily of interest expense on our term loan, foreign currency translation, and the change in fair value of common warrants compared to the prior year quarter. The decrease in the current period was due to positive changes in the fair value of common warrants and foreign currency gains.
Net loss decreased $0.6 million to $8.0 million for H1 2025 and was a result of the changes noted above. Net loss attributable to common shareholders was $8.6 million in H1 2025 compared to $9.2 million in H1 2024, after deducting fixed dividends paid or accrued to Series B preferred shareholders of approximately $0.6 million in both years.
Total comprehensive loss was $7.2 million for H1 2025 compared to $9.4 million for H1 2024, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of a $0.7 million gain in H1 2025 and a $0.9 million loss in H1 2024.
Basic and diluted EPS for H1 2025 was ($2.95) compared to ($4.72) for H1 2024.
EBITDA for H1 2025 was $2.3 million as compared to $1.5 million for H1 2024. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
Adjusted EBITDA for H1 2025 was $1.8 million, as compared to $3.8 million in H1 2024. See accompanying non-GAAP financial measure definitions and reconciliations later in this release.
Balance Sheet; Credit Agreement
At June 30, 2025, Boxlight had $7.6 million in cash and cash equivalents, ($0.5) million in working capital and $39.0 million in debt, net of debt issuance costs.
The Company was not in compliance with its financial covenant related to the borrowing base under its Credit Agreement at April 30, 2025, May 31, 2025, June 30, 2025 and July 31, 2025. In addition, the Company was not in compliance with the financial covenant related to its senior leverage ratio under the Credit Agreement at June 30, 2025. However, the non-compliance was waived pursuant to a forbearance agreement, amendment and waiver to the Credit Agreement.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements, including the information regarding finalization of a waiver with the Company’s lender. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to: our ability to continue operating as a going concern; our ability to comply with certain covenants, as well as minimum liquidity and borrowing base requirements under our existing credit agreement, or in the alternative, to continue to obtain forbearances or waivers from the lender thereunder; our ability to continue to operate as a going concern; our ability to regain compliance with the Nasdaq Capital Market continued listing requirements and maintain a listing of our Class A common stock on Nasdaq Capital Market; our ability to comply with certain covenants, as well as minimum liquidity and borrowing base requirements under our existing credit agreement, or in the alternative, to continue to obtain forbearances or waivers from the lender thereunder; our ability to pay the redemption price of our outstanding Series B Preferred Stock and Series C Preferred Stock in the event the holders thereof were to opt to cause the Company to redeem the Series B Preferred Stock or Series C Preferred Stock; our indebtedness, a substantial amount of which is bearing interest at a variable rate; our history of operating losses; our ability to raise additional capital; changes in the sales of our display products; changes in U.S. administrative policy, including the imposition of or increases in tariffs, changes to existing trade agreements and any resulting changes in international trade relations, such as trade wars; unfavorable global economic or political conditions, including fluctuations in interest rates, inflation, declining consumer sentiment and market uncertainty, and the ongoing conflicts between Russia and Ukraine, and Israel and Hamas; changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies; seasonal fluctuations in our business; changes in our working capital requirements and cash flow fluctuations; competition in our industry; our ability to enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner; our reliance on resellers and distributors to promote and sell our products; the success of our strategy to increase sales in the business and government markets; changes in market saturation for our products; challenges growing our sales in foreign markets; our dependency on third-party suppliers; our reliance on highly skilled personnel; our ability to enter into and maintain strategic alliances with third parties; war, terrorism, other acts of violence, or potential effects of future epidemics, pandemics, or other health crises; a breach in security of our electronic data or our information technology systems, including any cybersecurity attack; our ability to keep pace with developments in technology; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which discussion is incorporated herein by this reference. Such factors are not exclusive. Given these factors, risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net loss before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, change in fair value of common warrants, purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$30,852	—	$38,514	(20)%
Impact of foreign currency translation	(853)		(132)
Constant-currency	$29,999		$38,382	(22)%

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$53,275	$75,608	(30)%
Impact of foreign currency translation	(705)	(939)
Constant-currency	$52,570	$74,669	(30)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of June 30, 2025 and December 31, 2024
(in thousands, except share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,608	$8,007
Accounts receivable – trade, net of allowances for credit losses of $831 and $394	21,439	18,325
Inventories, net of reserves	28,190	43,265
Prepaid expenses and other current assets	8,960	8,785
Total current assets	66,197	78,382

Property and equipment, net of accumulated depreciation	2,085	2,134
Operating lease right of use asset	7,844	8,055
Intangible assets, net of accumulated amortization	22,326	25,944
Other assets	749	790
Total assets	$99,201	$115,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$11,720	$24,176
Short-term debt	39,034	37,148
Operating lease liabilities, current	1,904	2,018
Deferred revenues, current	9,496	9,015
Derivative liabilities	52	1
Other short-term liabilities	4,532	4,682
Total current liabilities	66,738	77,040

Deferred revenues, non-current	15,349	15,158
Deferred tax liabilities, net	870	901
Operating lease liabilities, non-current	6,489	6,428
Other long-term liabilities	1,875	165
Total liabilities	91,321	99,692

Mezzanine equity:
Preferred Series B, 1,586,620 shares issued and outstanding	16,146	16,146
Preferred Series C, 1,320,850 shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ deficit:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized; 167,972 shares issued and outstanding	—	—
Common stock, $0.0001 par value, 3,750,000 shares authorized; 2,649,936 and 1,970,615 Class A shares issued and outstanding, respectively	—	—
Additional paid-in capital	118,994	119,487
Accumulated deficit	(140,572)	(132,610)
Accumulated other comprehensive income	949	227
Total stockholders’ deficit	(20,629)	(12,896)

Total liabilities and stockholders’ equity	$99,201	$115,305

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three and six months ended June 30, 2025 and 2024
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues, net	$30,852	$38,514	$53,275	$75,608
Cost of revenues	20,062	23,986	34,442	48,265
Gross profit	10,790	14,528	18,833	27,343

Operating expense:
General and administrative	13,574	12,321	23,613	27,570
Research and development	1,128	985	2,040	2,155
Total operating expense	14,702	13,306	25,653	29,725

Income (loss) from operations	(3,912)	1,222	(6,820)	(2,382)

Other (expense) income:
Interest expense, net	(2,571)	(2,566)	(5,058)	(5,173)
Other income (expense), net	2,331	(229)	2,984	(429)
Loss on warrant issuance	—	—	(578)	—
Change in fair value of common warrants			1,685	—
Change in fair value of derivative liabilities	(42)	4	(51)	196
Total other expense	(533)	(2,791)	(1,018)	(5,406)
Loss before income taxes	(4,445)	(1,569)	(7,838)	(7,788)
Income tax benefit (expense)	(274)	91	(124)	(779)
Net loss	(4,719)	(1,478)	(7,962)	(8,567)
Fixed dividends - Series B Preferred	(317)	(317)	(634)	(634)
Net loss attributable to common stockholders	$(5,036)	$(1,795)	$(8,596)	$(9,201)

Comprehensive loss:
Net loss	$(4,719)	$(1,478)	$(7,962)	$(8,567)
Other comprehensive income (loss):
Foreign currency translation adjustment	152	(47)	722	(858)
Total comprehensive loss	$(4,567)	$(1,525)	$(7,240)	$(9,426)

Net loss per common share – basic and diluted	$(1.53)	$(0.92)	$(2.95)	$(4.72)

Weighted average number of common shares outstanding – basic and diluted	3,296	1,958	2,915	1,950

Reconciliation of net loss for the three and six months ended June 30, 2025 and 2024 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Net Loss	$(4,719)	$(1,478)	$(7,962)	$(8,567)
Depreciation and amortization	2,591	2,043	5,054	4,112
Interest expense	2,571	2,566	5,058	5,173
Income tax (benefit) expense	274	(91)	124	779
EBITDA	717	3,040	2,274	1,497
Stock compensation expense	179	243	348	792
Change in fair value of derivative liabilities	42	(4)	51	(196)
Purchase accounting impact of fair valuing inventory	—	113	—	225
Loss on warrant issuance	—	—	578	—
Change in fair value of common warrants	251	—	(1,685)
Purchase accounting impact of fair valuing deferred revenue	84	262	203	570
Severance charges	—	—	57	943
Adjusted EBITDA	$1,273	$3,654	$1,826	$3,831
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